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                                                                    Exhibit 99.1

                NEW YORK MORTGAGE TRUST, INC. PRICES $135 MILLION
                     INITIAL PUBLIC OFFERING OF COMMON STOCK

      New York, New York, June 24, 2004 / -- New York Mortgage Trust, Inc. (the "Company") announced today that it has priced a $135 million initial public offering of its common stock. The offering was priced at $9.00 per share.

      The shares began trading on June 24, 2004 on the New York Stock Exchange under the symbol "NTR." The offering is expected to close on June 29, 2004.

      The Company will acquire its predecessor, The New York Mortgage Company, LLC ("NYMC"), a residential mortgage banking firm. NYMC has 24 loan origination offices and is licensed or exempt from licensing in 38 states and has its principal offices located in New York, New York. The Company intends to build and invest in a portfolio of residential mortgage loans comprised largely of prime adjustable-rate mortgage loans originated by NYMC and also intends to invest in residential adjustable-rate mortgage-backed securities on a leveraged basis. The Company is organized and conducts its operations so as to qualify as a real estate investment trust ("REIT") for federal income tax purposes.

      The Company has granted an option to the underwriters to purchase up to an additional 2,225,000 shares of common stock solely to cover over-allotments, if any, at the public offering price. Friedman, Billings, Ramsey & Co., Inc. acted as sole book-runner and joint-lead managing underwriter, J.P. Morgan Securities Inc. acted as joint-lead managing underwriter and RBC Capital Markets Corporation acted as a co-manager of the offering.

      A copy of the prospectus relating to the offering may be obtained at www.sec.gov or from Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, 18th Floor, Arlington, Virginia, 22209.

      This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject.
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Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

         Source: New York Mortgage Trust, Inc.
         Contact:  Michael I. Wirth, Chief Financial Officer
                   Phone:  212-634-2342
                   Email: mwirth@nymtrust.com